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                                                                      EXHIBIT 11

                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                   (Unaudited)



                                                            For The Three Months
                                                               Ended March 31,

                                                             2001           2000
                                                          ---------      ---------
                                                        (as restated,
                                                         see Note 7)
    NET INCOME (LOSS)                                   $    (5,342)      $      48,441

    WEIGHTED AVERAGE SHARES:

        Common shares outstanding                         7,540,551           6,999,987

        Assumed conversion of options and warrants          337,360                   -
                                                        -----------       -------------
                                                          7,877,911           6,999,987
                                                        ===========       =============

    INCOME (LOSS) PER COMMON SHARE:

        Basic                                               $    --              $  .01

        Diluted                                             $    --              $  .01


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